PROMISSORY NOTE

$3,000,000.00
Effective Date. June 11, 2021 modified 11/4/2022

1. **Loan.** FOR VALUE RECEIVED, the undersigned, Unifoil Corp. ("Unifoil") and Unifoil Holdings, Inc. ("Holdings" and together with Unifoil, the "Debtors"), both with a principal place of business located at 12 Daniel Road, Fairfield, New Jersey 07004 hereby jointly and severally promise to pay to the order of Raghunathan Sarma (the "Lender") with an address at 2201 Collins Avenue Unit 1604, Miami Beach, Florida 33139, the principal amount of Three Million Dollars ($3,000,000) Dollars with interest at the rate of five (5%) percent per annum compounded monthly in accordance with the terms set forth in this promissory note (the "Note").

2. **Payments.** Principal and interest hereunder shall be payable as follows:

   a. Interest only payable monthly, in arrears, in the amount of Twelve Thousand Five Hundred ($12,500.00) Dollars on the first calendar day of each month beginning with the interest payment for the month beginning June 11th which shall be due on July 1, 2021 and which interest payments shall continue to be due on the first day of each calendar month thereafter through the payment due on December 1, 2022 and;

   b Thereafter, beginning with the payment due on January 1, 2023 or the first of the month following completion of an initial public offering of shares of stock in either Holdings or Unifoil with registration on a major U.S. stock exchange[1] (an "IPO"), whichever is first, and continuing on the first day of each calendar month for a period of Sixty (60) Months or until the Note is paid in full, Debtors shall, except as provided below, make consecutive and equal monthly payments of principal and interest in the amount of Fifty Six Thousand Six Hundred Thirteen and Seventy One Hundredths ($56,613.70) Dollars.

3. **Prepayment.** The Debtor shall have the right to pay the then outstanding principal balance due hereunder, or any portion thereof, at any time prior to maturity without penalty or premium.

4. **Late Charges.** If the Lender does not receive any payment within Ten (10) Days of the date on which it is due, the Debtors will pay a late charge of Ten (10%) Percent of the monthly payment. The late charge will be due and payable with the late payment or with the next regular payment, as the Lender may direct.

5. **Default.** If the Debtor fails to make all payments of principal and interest (and, if applicable, all late charges) due under this Note on or before ten (10) business days following the date any such payment is due, the Lender may declare the Debtors to be in default on this Note. In that event the Lender shall have the right to require the Debtors to immediately pay the principal balance remaining outstanding under this Note, the

unpaid interest thereon, any applicable late charges, and the Lender's costs of collection and reasonable attorneys' fees. In addition, if the Lender does not declare the Debtors in default on any particular occasion, even though the Lender has the right to do so, this will not prevent the Lender from declaring the Debtors in default in the future. Further, whether or not the Lender has declared the Debtors in default, any principal, interest, and late charges remaining due and unpaid at any time beyond ten (10) business days from the date such payment is due and continuing until paid by Debtors to Lender in full, will accrue interest at the rate of Ten (10%) Percent per annum compounded monthly.

6. **Waivers.** The Debtors hereby waive demand, presentment, notice of dishonor, and protest.

7. **Modification.** This Note can only be modified by a written agreement signed by the Lender and the Debtors.

8. **Assignment of Note.** The Lender reserves the right to assign his rights to collect payment to a third party. Upon doing so, the Lender will direct the Debtors where to make future payments. In the event of such an assignment, the term "Lender" will include the person to whom this Note has been assigned.

9. **Signatures.** By signing below, the Debtors acknowledge that the Debtors have read this Note and agree to the terms contained herein. This Note is being signed by the duly authorized officers of the Debtors.

10. **Non-Waiver.** Should any party to this Note waive any breach of any provision of this Note by any other party, that waiver will not operate or be construed as a waiver of any further or subsequent breach. No course of dealing or any delay on the part of any party in exercising or enforcing their rights under this Note shall operate as a waiver of such rights.

11. **Governing Law and Consent to Jurisdiction.** This Note shall be made and delivered in New Jersey and shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding any rule or principle of the conflict of laws that might otherwise refer the interpretation of construction of this Note to the laws of any other jurisdiction. It is further agreed that as to all disputes arising under or .in connection with this Note the parties hereto consent to *in personam* jurisdiction of the Superior Court of the State of New Jersey.

12. **Forum and Venue.** The parties to this Note agree that the sole forum for any dispute arising out of or in connection with the terms of this Note shall be in the Superior Court of New Jersey in Essex County, New Jersey and/or the Federal District Court located in Essex County, New Jersey and the parties waive the right to assert that either such forum is inappropriate or inconvenient.

13. **Severability.** If any of the provisions of this Note, or the application of any term or provision to any persons or circumstances is invalid or unenforceable to any extent, then the remainder of this Note or the application of the terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall not be

affected thereby and each term or provision of this Note shall be valid and enforceable to the extent permitted by law. If a court finds that any provision of this Note is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited

14. **Construction.** Headings in this Note are for reference purposes only and shall not be deemed to have any substantive effect.

15. **Notices.** Any notice to be given under this Note shall be sufficient if it is in writing and (a) delivered in person or (b) sent by certified mail, return receipt requested, and ordinary mail postage prepaid, to the address for such party set forth above in this Note or to such other address as may be established by a prior notice from such party. Notice shall be effective on delivery or upon proper mailing as the case may be

16. **Presumption.** Neither this Note nor any section thereof shall be construed against any party due to the fact that said Note or any section thereof was drafted by said party.

17. **Further Action.** The parties hereto shall execute and deliver all further documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Note.

18. **Waiver of Jury Trial.** In any action brought to enforce the terms of this Note the parties hereto waive the right to a trial by jury.

Executed effective the 4thday of November, 2022

Unifoil Holding Inc.

George Barenholtz, Chairman

Unifoil Corporation

Joseph Funicelli, CEO/President

Accepted and agreed to by **Lender**

Raghunathan **Sarma**